Exhibit 99.1

PC Connection, Inc. Reports First Quarter Results

MERRIMACK, N.H.--(BUSINESS WIRE)--May 5, 2011--PC Connection, Inc. (NASDAQ: PCCC):

FIRST QUARTER SUMMARY:

  Net sales: $461.9 million, up 13% year over year
  Gross margin: 12.7%, improved from 11.9% year over year
  Operating income: $7.5 million, 1.6% of net sales
  Diluted earnings per share: $0.17 per share

PC Connection, Inc. (NASDAQ: PCCC), which specializes in providing end-to-end information technology (IT) solutions to business, government, and education markets through operating subsidiaries, today announced results for the quarter ended March 31, 2011. Net sales for the three months ended March 31, 2011 increased by $53.7 million, or 13.1%, to $461.9 million from $408.3 million for the three months ended March 31, 2010. Net income for the quarter was $4.5 million, or $0.17 per share, compared to net income of $2.4 million, or $0.09 per share, for the corresponding prior year quarter.

On March 17, 2011, we announced the acquisition of ValCom Technology (“ValCom”), a provider of infrastructure management and onsite managed services to medium-to-large corporations. ValCom had approximately 200 employees as of the acquisition date and is headquartered in the Chicago metro region. Under the terms of the stock purchase agreement, we made a payment of $8.5 million at closing, subject to final validation of stockholders’ equity. In addition, we have agreed to pay up to $3.0 million upon the achievement of certain performance milestones over the next eighteen months. We have included the operating results for ValCom since the closing date in our Large Account segment. The acquisition is expected to be immediately accretive to PC Connection’s earnings, however not material to consolidated results of operations, financial position, or cash flows.

Quarterly Sales by Segment:

  Net sales for the small- and medium-sized businesses (“SMB”) segment increased by 11.7%, to $210.9 million compared to the first quarter of 2010. We attribute the growth in SMB sales to our continued focus on solution selling, deeper penetration of existing accounts, and an increase in sales representatives. Year-over-year SMB growth continued to be strong in notebooks and desktops due to the PC refresh and improved profits of SMB customers.
  Net sales for the Large Account segment increased by 16.5% to $146.8 million compared to the first quarter of 2010. Excluding ValCom’s sales for the last two weeks of this period, net sales for this segment increased by 15.7% year over year. An increase in the overall volume of orders, from both new and existing customers, drove the increased sales for the quarter.
  Net sales to government and education customers (Public Sector segment) increased by 14.0% to $90.3 million compared to the first quarter of 2010. Sales to higher education and federal government customers drove the majority of the double digit year-over-year growth despite budgetary concerns in these institutions.
  Net sales to consumers and small office/home office customers by PC Connection Express were $13.8 million in the first quarter of 2011 compared to $14.1 million in the first quarter of 2010. Although sales were slightly lower, gross margin and operating income increased year over year due to our focus on improving operating results.

Quarterly Sales by Product Mix:

  Notebooks and PDA sales, the Company’s largest product category, increased by 26% year over year and accounted for 18% of net sales in the first quarter of 2011 compared to 16% of net sales for the first quarter of 2010. Higher unit sales for the quarter drove the year-over-year growth as average selling prices, or ASP’s, decreased slightly year over year.
  Desktop/server sales increased by 17% year over year, accounting for 15% of net sales in the first quarter of 2011 and 2010. Desktop sales grew as a result of increased unit sales associated with the continued PC refresh. ASPs for desktops sales also increased, contributing to the year-over-year revenue growth in this category. The increase in desktop sales was partially offset by lower server unit sales compared to the prior year quarter.
  Accessories/Other sales increased by 23% year over year, accounting for 13% of net sales in the first quarter of 2011 compared to 12% of net sales for the first quarter of 2010. The Large Account segment grew sales of these products by 44% year over year due in part to mobile computing and point of sale product demand.
  Software sales increased by 17% year over year and accounted for 14% of net sales in the first quarter of 2011 compared to 13% of net sales for the first quarter of 2010. The year-over-year growth in software revenue was consistent across our three primary business segments.

Overall gross profit dollars increased by $10.2 million, or 21%, in the first quarter of 2011 compared to the corresponding period a year ago due to increased revenues and gross margin. Consolidated gross margin, as a percentage of net sales, increased by 80 basis points to 12.7% in the first quarter of 2011 compared to the prior year quarter. Improved invoice selling margins and additional vendor consideration as a percentage of net sales in three months ended March 31, 2011 increased overall gross margin compared to the prior year quarter.

Overall annualized sales productivity increased by 6% in the first quarter of 2011 compared to the first quarter of 2010. Sales productivity in both the Large Account and Public Sector segments increased by 16% in the first quarter of 2011 compared to the prior year period. This growth was due to year-over-year increases in sales as sales representative headcount in each segment was largely level compared to the prior year quarter. Productivity for the SMB segment was unchanged year over year, despite its revenue increase, due to the addition of 42 sales representatives compared to the prior year quarter. On a consolidated basis, the total number of sales representatives was 634 at March 31, 2011, compared to 583 at March 31, 2010, and 615 at December 31, 2010.

Total selling, general and administrative expenses for the quarter increased year over year by $6.8 million, or 15%, and increased as a percentage of net sales to 11.1% for the first quarter of 2011 from 10.9% for the first quarter of 2010. The year-over-year dollar increase was attributable to increased variable compensation associated with increased gross profits, investments in sales and support personnel, and acquisition related costs. SG&A expenses for the three months ended March 31, 2011 included $0.5 million in costs related to the ValCom acquisition.

“We are pleased with the leverage demonstrated by our business model, with healthy year-over-year operating and net income gains in the first quarter of 2011 of 80% and 85%, respectively,” said Patricia Gallup, Chairman and Chief Executive Officer. “Our teams worked hard to create opportunity in the marketplace, and each of our reporting segments contributed to our positive performance. We also continued to invest in new opportunities for future growth, including the purchase of ValCom which allows us to further expand our managed service offerings.” Gallup concluded, “As our results demonstrated this quarter, we believe we have the right strategies and leadership in place to build our business and enhance long-term shareholder value.”

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, owns five sales companies: PC Connection Sales Corporation, MoreDirect, Inc., GovConnection, Inc., PC Connection Express, Inc., and Professional Computer Center, Inc. d/b/a ValCom Technology, headquartered in Merrimack, NH, Boca Raton, FL, Rockville, MD, Portsmouth, NH, and Itasca, IL, respectively. All companies can deliver custom-configured computer systems overnight from PC Connection Services’ ISO 9001:2000 certified technical configuration lab at its distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector, is a rapid-response provider of information technology (IT) products and services. It offers more than 150,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

PC Connection Express, Inc. (888-800-0323) is a rapid-response provider of computer products and consumer electronics to home, home office, and small office users. Customers can purchase the best-known brands in the industry online at www.pcconnectionexpress.com or order by calling a trained sales specialist. The subsidiary includes the MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

Professional Computer Center, Inc. d/b/a ValCom Technology (630-285-0500), www.valcomtechnology.com, provides technology services to medium-to-large corporate organizations utilizing its proprietary cloud-based IT service management software, WebSPOC™. Through its experienced technical service personnel ValCom Technology provides network, server, storage, mission-critical onsite support, installation and host of lifecycle services.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010. More specifically, the statements in this release concerning the Company’s outlook for 2011 and other statements of a non-historical basis (including statements regarding the Company’s ability to grow revenues and increase market share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to integrate the operations of ValCom Technology, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2011		2010
(Dollars and shares in thousands, except operating data, P/E ratio, and per share data)		% of Net Sales		% of Net Sales	% Change

Operating Data:
Net sales	$461,926		$408,262		13%
Diluted earnings per share	$0.17		$0.09		89%

Gross margin	12.7%		11.9%
Operating margin	1.6%		1.0%
Return on equity (1)	6.9%		4.1%

Catalogs distributed	1,766,000		2,741,000		(36)%
Orders entered (2)	346,000		335,000		3%
Average order size (2)	$1,606		$1,472		9%

Inventory turns (1)	24		25
Days sales outstanding	47		48

Product Mix:
Notebook & PDA	$83,283	18%	$65,953	16%	26%
Desktop/Server	70,998	15	60,562	15	17
Software	62,846	14	53,846	13	17
Video, Imaging & Sound	48,669	10	54,553	13	(11)
Net/Com Product	43,285	9	37,136	9	17
Storage Device	39,329	9	33,026	8	19
Printer & Printer Supplies	36,224	8	38,703	10	(6)
Memory & System Enhancement	18,679	4	16,813	4	11
Accessory/Other	58,613	13	47,670	12	23
	$461,926	100%	$408,262	100%	13%

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$161,733	35%	$148,398	36%	9%

Stock Performance Indicators:
Actual shares outstanding	26,673		26,827
Total book value per share	$9.84		$8.87
Tangible book value per share	$7.72		$7.00
Closing price	$8.86		$6.20
Market capitalization	$236,323		$166,327
Trailing price/earnings ratio (3)	10		16

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Earnings calculation is based on the trailing four quarters and excludes 2009 special charges.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2011		2010
(Dollars in thousands)	Net Sales	Gross Margin (%)	Net Sales	Gross Margin (%)

SMB	$210,934	14.3%	$188,795	13.8%
Large Account	146,847	11.4	126,102	10.6
Public Sector	90,345	11.5	79,249	9.8
Consumer/SOHO	13,800	11.2	14,116	10.3
Total	$461,926	12.7%	$408,262	11.9%

CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31,	2011		2010
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$461,926	100.0%	$408,262	100.0%
Cost of sales	403,107	87.3	359,611	88.1
Gross profit	58,819	12.7	48,651	11.9

Selling, general and administrative expenses	51,290	11.1	44,474	10.9
Income from operations	7,529	1.6	4,177	1.0

Interest expense	(41)	-	(99)	-
Other, net	65	-	75	-
Income tax provision	(3,059)	0.6	(1,719)	0.4
Net income	$4,494	1.0%	$2,434	0.6%

Earnings per common share:
Basic	$0.17		$0.09
Diluted	$0.17		$0.09

Weighted average common shares outstanding:
Basic	26,901		27,157
Diluted	26,986		27,193

CONSOLIDATED BALANCE SHEETS			March 31,	December 31,
(amounts in thousands)			2011	2010

ASSETS
Current Assets:
Cash and cash equivalents			$58,560	$35,374
Accounts receivable, net			217,788	238,011
Inventories			67,698	74,293
Prepaid expenses and other current assets			4,840	4,210
Deferred income taxes			3,895	3,813
Income taxes receivable			1,839	1,489
Total current assets			354,620	357,190
Property and equipment, net			19,285	13,500
Goodwill			51,152	48,060
Other intangibles, net			5,330	1,786
Other assets			537	405
Total Assets			$430,924	$420,941

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current maturities of capital lease obligation to affiliate			$894	$870
Accounts payable			112,475	114,632
Accrued expenses and other liabilities			31,345	23,963
Accrued payroll			10,962	12,652
Total current liabilities			155,676	152,117
Deferred income taxes			6,475	5,822
Capital lease obligation to affiliate, less current maturities			1,727	1,960
Other liabilities			4,577	3,403
Total Liabilities			168,455	163,302
Stockholders’ Equity:
Common stock			275	275
Additional paid-in capital			99,207	98,871
Retained earnings			168,569	164,075
Treasury stock at cost			(5,582)	(5,582)
Total Stockholders’ Equity			262,469	257,639
Total Liabilities and Stockholders’ Equity			$430,924	$420,941

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Three months ended March 31, 2011 (amounts in thousands)

	Common Stock		Additional	Retained	Treasury Stock
	Shares	Amount	Paid-In Capital	Earnings	Shares	Amount	Total

Balance – January 1, 2011	27,507	$275	$98,871	$164,075	(854)	$(5,582)	$257,639

Stock-based compensation expense	-	-	205	-	-	-	205

Issuance of common stock under stock incentive plans	20	-	131	-	-	-	131

Net income and comprehensive income	-	-	-	4,494	-	-	4,494

Balance – March 31, 2011	27,527	$275	$99,207	$168,569	(854)	$(5,582)	$262,469

CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, (amounts in thousands)				2011	2010

Cash Flows from Operating Activities:
Net income				$4,494	$2,434
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization				1,344	1,572
Provision for doubtful accounts				414	527
Stock-based compensation expense				205	283
Deferred income taxes				571	160
Loss on disposal of fixed assets				3	1
Income tax deficiency from stock-based compensation				-	(9)

Changes in assets and liabilities:
Accounts receivable				23,072	21,528
Inventories				6,889	6,634
Prepaid expenses and other current assets				(712)	(544)
Other non-current assets				(104)	131
Accounts payable				(5,205)	(17,324)
Accrued expenses and other liabilities				(1,842)	(1,647)
Net cash provided by operating activities				29,129	13,746

Cash Flows from Investing Activities:
Acquisition of ValCom Technology, net of cash acquired				(3,745)	-
Purchases of property and equipment				(2,120)	(692)
Net cash used for investing activities				(5,865)	(692)

Cash Flows from Financing Activities:
Repayment of capital lease obligation to affiliate				(209)	(187)
Exercise of stock options				131	-
Purchase of treasury shares				-	(129)
Net cash used for financing activities				(78)	(316)
Increase in cash and cash equivalents				23,186	12,738
Cash and cash equivalents, beginning of period				35,374	46,297
Cash and cash equivalents, end of period				$58,560	$59,035

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CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Sr. Vice President of Finance & Corporate Controller